OFFICER'S CERTIFICATE PURSUANT TO SECTION 3.17 OF THE POOLING AND SERVICING
                     AGREEMENT DATED AS OF DECEMBER 1, 1998

                    BANK OF AMERICA MORTGAGE SECURITIES, INC.
                       MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-7


I, Robert S. O'Neill, Senior Vice President of Bank of America, N.A. as successor in interest to Bank of America, FSB, and Subservicer for BA Mortgage, LLC, successor in interest by merger of NationsBanc Mortgage Corporation, the Master Servicer in connection with Mortgage Pass-Through Certificates Series 1998-7, do hereby certify that (i) a review of the activities of the Master Servicer during the preceding calendar year and of its performance under the pooling and servicing agreements, including this Agreement, has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Master Servicer has fulfilled in all material aspects its obligations under the Agreement throughout such year.

Certified on this 4th day of March 2003.

                                    BANK OF AMERICA, N.A.


                                    By:
                                       -------------------------------
                                          Name:  Robert S. O'Neill
                                          Title: Senior Vice President


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